Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is between Robert Wiesenthal (“you”) and Warner Music Inc. (“Company”). You and Company agree as follows:

1. Separation Date. In consideration for the promises you are making in this Agreement, and specifically the release in Paragraph 8(a), and provided that this Agreement is executed by you no later than 21 calendar days following the date you first received a copy of this Agreement (and not revoked pursuant to Paragraph 17(b) below), your employment with Company will end on September 30, 2015 (the “Separation Date”) and effective as of such date the at-will letter agreement between you and Company dated December 20, 2012 and effective January 1, 2013 (as amended, the “At-Will Agreement”) will be terminated, with no liability to either you or Company except as specifically set out in this Agreement; provided, however, that during the period from July 1, 2015 through September 30, 2015 (the “Transition Period”), you shall have no further authority or responsibilities as an employee of Company or any of its subsidiaries or affiliates that are direct or indirect subsidiaries of, or otherwise owned or controlled by, Warner Music Group Corp. (collectively, “WMG), except to make yourself available as needed, on a non-exclusive basis, to provide such information and assistance (including, but not limited to, transition and advisory services) as Company may reasonably request. Your services during the Transition Period shall be provided by telephone or e-mail unless otherwise mutually agreed by you and Company, and you shall continue to receive during the Transition Period salary at the annual rate of $1,500,000 and be eligible for employee benefits (exclusive of the FCF Plan, as defined below) as were provided to you in connection with your position as Chief Operating Officer/Corporate, consistent with the applicable terms and conditions of such plans. Effective as of June 30, 2015, you shall resign as an officer and director of WMG pursuant to a separate letter to that effect provided to you by Company, and you hereby agree to execute promptly at the request by Company any additional documents necessary to effectuate this provision.

2. Separation Benefits. The following separation benefits along with the payments and benefits provided during the Transition Period pursuant to this Agreement are in exchange for, and subject to, the promises you are making in this Agreement, and specifically the release in Paragraph 8(a), provided that this Agreement is executed in full no later than 21 calendar days following the date you receive this Agreement and not revoked pursuant to Paragraph 17(b) below:

(a) Severance Payment. Company will pay you severance in the form of salary continuation, consistent with regular payroll practices. Subject to offset as provided in Paragraph 14, the severance will equal a total of $750,000, which reflects the severance payment amount as set forth in Paragraph 8 of the At-Will Agreement. Severance payments shall commence on the next possible pay cycle following the later of the Separation Date and the date this Agreement becomes non-revocable, at your salary rate as in effect as of the Separation Date, and continue for the applicable period (such period, the “Payment Period”) as is necessary to cause the full amount due to be paid. You are not required to seek other employment to receive these payments, and Company will not reduce your severance if you obtain other earnings. However, if you become re-employed with any Warner Music Inc. company before the end of the Payment Period, your severance pay will stop as of the date you begin such employment.

(b) Discretionary Bonus. Company will pay you a discretionary annual bonus for Company’s 2015 fiscal year, in an amount to be determined by Company in its good faith discretion, based on factors including the strength of your performance and the performance of Company, and prorated to reflect months elapsed during such fiscal year prior to the start of the Transition Period. Payment of any discretionary bonus amount shall be made to you at the same time as annual bonuses for Company’s fiscal year 2015 are paid to Company employees generally, but not later than March 15, 2016.

3. Vacation Pay. Company will pay you any accrued and unused vacation time and personal time through the Separation Date, in each case in accordance with Company’s policies.

4. Benefits Coverage. Following the Separation Date, you may have the right, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), at your expense, to elect to continue your and/or your dependents’ medical health insurance coverage, including dental and vision insurance coverage under the group insurance plan maintained by Company in accordance with the terms of the applicable plans for such period of time as required under COBRA. Further information regarding COBRA coverage, including enrollment forms and premium quotations, will be sent to you separately.

5. Annual FCF Bonus. Company shall pay to you $102,446, which equals a prorated portion (based on days elapsed during the 2015 Plan Year prior to the start of the Transition Period over 365) of the Annual FCF Bonus (as defined in the Amended and Restated Warner Music Group Corp. Senior Management Free Cash Flow Plan (as amended, the “FCF Plan”)) that would otherwise be payable to you for the 2015 Plan Year, using projected Free Cash Flow as determined as of May 31, 2015. Such amount shall be paid to you not later than December 31, 2015. Capital terms used in this Paragraph 5 and not otherwise defined in this Agreement shall have the meanings ascribed thereto under the FCF Plan.

6. Equity Units. Pursuant to the terms of the FCF Plan, the DEU Agreements (as defined below) and the Limited Liability Company Agreement of WMG Management Holdings, LLC (“Holdings LLC”), dated January 1, 2013 (as amended, the “LLC Agreement”), your Equity Units shall be treated as follows:

(a) Your Deferred Equity Units shall be settled in exchange for payment to you in the amount of $303,264, which equals the product of (i) the number of your outstanding Deferred Equity Units as of June 30, 2015 and (ii) the Fair Market Value of a Fractional Company Share, as determined by the Company, as of June 30, 2015. Such amount shall be paid to you not later than December 31, 2015.

(b) Your Special Deferred Equity Units, 100% of which are unvested as of June 30, 2015, shall be forfeited as of June 30, 2015 with no consideration payable therefor.

(c) Company hereby notifies you (on behalf of Holdings LLC) of the election to exercise the Call Right to purchase all of your outstanding Vested Matching Equity Units at a per unit purchase price of $132.92, which, in the Company’s determination, reflects the per unit Liquidation Value determined as of June 30, 2015, less the benchmark amount of $107.13. The aggregate payment to you in the amount of $72,931 shall be paid within 90 days following the Separation Date.

(d) Your Unvested Matching Equity Units shall be forfeited as of June 30, 2015 with no consideration payable therefor.

Capitalized terms used and not defined within this Paragraph 6 shall have the meanings ascribed thereto under the FCF Plan and LLC Agreement. You hereby agree to the valuation used for purposes of the payments to be made under this Section 6 in respect of your Deferred Equity Units and Vested Matching Equity Units.

7. No other Payments or Benefits. You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, you have received all compensation to which you are entitled from Company, and you are not entitled to any other payments or benefits from Company Group (as defined below) or Holdings LLC, including without limitation, with respect to the At-Will Agreement, the FCF Plan, the Award Agreements between you and Company dated December 3, 2013 and March 7, 2014, respectively (as amended, the “DEU Agreements”) and the LLC Agreement. All payments made to you hereunder shall be subject to applicable withholding, social security taxes and other applicable ordinary and customary payroll deductions.

8. Mutual Waiver and Release.

(a) Waiver and Release by You. You agree that you are not otherwise entitled to receive the separation benefits described in Paragraph 2, and that these benefits are sufficient consideration for the following Waiver and Release.

(i) In exchange for the payments and other benefits you are receiving under this Agreement, you agree to waive, release and forever discharge Company Group from all claims of any kind. You release Company Group from liability for any claims or damages you may have against it as of the date you sign this Agreement, whether those claims are known to you or unknown, except for claims that cannot be waived or released under the law or as otherwise provided in Paragraph 21 and Paragraph 22 hereof. Your release includes all claims relating to your employment with Company Group, your benefits through Company Group or Holdings LLC, or the termination of your employment (including under the At-Will Agreement, the FCF Plan, the DEU Agreements and the LLC Agreement, and including any claims relating to valuation of your Deferred Equity Units or Matching Equity Units), whether arising under common law, federal, state or local law, regulation, ordinance or order. Examples of claims waived and released by you include, but are not limited to, any alleged violation of the following laws and other sources of legal rights, each as amended:

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	the Immigration Reform and Control Act of 1986;

•	the Americans with Disabilities Act of 1990;

•	the Age Discrimination in Employment Act of 1967;

•	the Worker Adjustment and Retraining Notification Act;

•	the Genetic Information Non-discrimination Act;

•	the Occupational Safety and Health Act;

•	the Rehabilitation Act of 1973;

•	the Family and Medical Leave Act;

•	the Fair Credit Reporting Act;

•	the Sarbanes-Oxley Act of 2002, to the extent permitted by law;

•	Title VII of the Civil Rights Act of 1964;

•	the Civil Rights Act of 1991;

•	the New York Human Rights Law;

•	the New York Executive Law;

•	the New York Labor Law;

•	the New York Civil Rights Law;

•	the New York Equal Pay Law;

•	the New York Whistleblower Law;

•	the New York Legal Activities Law;

•	the New York Wage-Hour and Wage Payment Laws and Regulations;

•	the New York Minimum Wage Law;

•	the New York Occupational Safety and Health Laws;

•	the Non-discrimination and Anti-retaliation Provisions of the New York Workers’ Compensation Law and the New York State Disabilities Benefits Law;

•	the New York State Worker Adjustment and Retraining Notification Act;

•	the New York City Administrative Code and Charter;

•	any other federal, state, local or other law, or any other federal, state or local law, rule, regulation, constitution, code, guideline or ordinance;

•	any public policy, contract, tort law or common law;

•	or any statute, common law, agreement or other basis for seeking or recovering any award of costs, fees or other expenses, including but not limited to attorneys’ fees and/or costs, other than as provided herein.

“Company Group” shall mean Company, its successors, parents, subsidiaries and affiliates and its and their directors, officers, agents, representatives and employees; provided, however, that “Company Group” shall for all purposes hereunder be limited to Warner Music Group Corp. (the parent of Company) and its subsidiaries and controlled affiliates below Warner Music Group Corp., and shall in no event include or apply to any equityholder of Warner Music Group Corp. (i.e., any entity above Warner Music Group Corp.) or any director (or equivalent), officer, agent, representative or employee of any such equityholder or entity above Warner Music Group Corp.

(ii) Notwithstanding anything provided to the contrary herein, nothing in this Waiver and Release prevents you from filing a charge with an administrative agency or cooperating with the investigation of such a charge. However, you waive your right to any personal relief for claims that you have released, including lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement or any other legal or equitable relief. You waive such personal relief even if it is sought on your behalf by an agency, a governmental authority, or a person claiming to represent you and/or any member of a class.

(b) Waiver and Release by Company. Company, for itself and Company Group, waives, releases, and forever discharges you from all claims Company Group may have against you as of the date Company signs this Agreement under any common law, federal, state or local law, regulation, ordinance or order, arising out of your employment with WMG, except for any claims relating to the restrictive covenants set forth in Section 3.6 of the LLC Agreement or any claim that you committed a crime or engaged in acts or omissions to act constituting fraud or other willful misconduct.

9. No Admission. You and Company each acknowledge that nothing in this Agreement is an admission of liability or wrongdoing by either you or Company. You are not aware of any fraud or wrongdoing by WMG and you have not been retaliated against for reporting any allegations of fraud or other wrongdoing.

10. Confidentiality and Non-Disclosure. Except as otherwise provided in Paragraph 12 or 21 hereof, you shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets, privileged information, confidential information or proprietary information regarding Company Group, including, without limitation, the terms of any agreements including this Agreement between WMG and any third party (except that you may disclose the financial terms of this Agreement to tax authorities, and to your attorneys and accountants). You shall not during the one-year period following the date hereof, without the prior written approval of Executive Vice President, Corporate Communications and Marketing for Warner Music Group, discuss any “Company Topic” (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to WMG, including any of their respective employees or artists. Nothing herein precludes you from (a) disclosing confidential information to the extent that such disclosure is required by law, regulation, subpoena, or court order or (b) reporting possible violations of U.S. federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation. Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Company Group’s attorney-client privilege or attorney work product or the Company Group’s trade secrets without prior written consent of the General Counsel of Warner Music Group.

11. Cooperation. To the extent allowed by law, you agree to cooperate reasonably and truthfully with Company in the prosecution, defense or pursuit of any matter in which you were involved during your employment. You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against Company, unless your participation is required under the law.

12. Protected Disclosures and Statements. Nothing in this Agreement prohibits you from responding truthfully to a lawfully-issued subpoena, court order, or other binding request by a regulatory agency or governmental authority.

13. Return of Property. You agree to promptly return to Company all property of Company in your possession, including, but not limited to: keys, identification cards, files, records, credit cards, electronic equipment, and books and manuals issued to you by Company.

14. Card Pay-Off Requirement. You hereby represent and agree that any outstanding balances on corporate credit cards provided to you by Company have been paid in full, or will be fully paid by you prior to the due date specified by the credit card provider. You hereby authorize Company to offset from the severance payment set forth in Paragraph 2(a) any and all amounts remaining unpaid on your corporate credit card more than 7 days past the due date therefor.

15. Restrictive Covenants. You hereby agree that you shall comply with and be subject to the restrictive covenants set forth in Section 3.6 of the LLC Agreement in accordance with the terms thereof, which are hereby incorporated into this Agreement by reference as if set forth expressly herein; provided, however, that you shall not be prohibited from hiring (or soliciting for employment) your assistant employed by Company as of the Separation Date.

16. Indemnity. Company hereby agrees to indemnify you against expenses (including but not limited to final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties with Company Group; provided that (a) the foregoing indemnity shall only apply to matters for which you perform such duties in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company and (b) you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel as reasonably mutually selected and agreed by you and Company. You agree to reasonably cooperate in connection with any such litigation. For the avoidance of doubt, this indemnity shall not apply to any dispute relating to this Agreement or its terms.

17. Representations and Effective Date.

(a) Consideration Period. You understand that this Agreement is a legally binding document under which you are giving up certain rights, including any rights you have or may have under the Age Discrimination in Employment Act of 1967 (as amended, “ADEA”) and the Older Workers Benefit Protection Act of 1990, as amended, arising from your employment with Company, the termination of that employment or any other dealings of any kind between you and Company Group as of the date you sign this Agreement unless you have revoked this Agreement pursuant to Paragraph 17(b), in consideration for the monies and benefits specified in Paragraph 2 above. You acknowledge that you have been advised to discuss this Agreement with an attorney and other professional persons unrelated to Company before you sign it, and that you have been given the time necessary to seek such advice and counsel. You have had at least 21 days to consider this Agreement. You also agree that the 21-day consideration period will not restart if changes, material or immaterial, are made to this Agreement, and you waive any right you might have to restart the running of the 21-day consideration period. You acknowledge that you have read this Agreement and that you have signed this Agreement freely and voluntarily, with full knowledge of all material facts.

(b) Revocation Period. You understand you may revoke this Agreement within seven days of its execution, by notifying Company in writing of your desire to revoke the Agreement. If you revoke this Agreement, the Agreement will have no legal effect. Any revocation within this period must be submitted, in writing, to Executive Vice President and General Counsel, Warner Music Inc., and must state: “I hereby revoke my acceptance of our Separation Agreement and Release.” The revocation must be either: (i) personally delivered to Executive Vice President and General Counsel, Warner Music Inc., 1633 Broadway, New York, NY 10019, within 7 calendar days after you sign the Agreement; (ii) mailed to Executive Vice President and General Counsel, at the address specified above by First Class United States mail and postmarked within 7 calendar days after you sign this Agreement; or (iii) delivered to Executive Vice President and General Counsel, at the address specified above through a reputable overnight service with documented evidence that it was sent within 7 calendar days after you signed the Agreement. The provisions of this Agreement, including any payments due to you, are not binding on Company until eight days after the execution of this Agreement by you. This Agreement will become binding and enforceable on the eighth day after it is signed by you.

18. Complete Agreement. This Agreement reflects the final and complete Agreement between you and Company Group with respect to the subjects addressed by it. This Agreement supersedes any and all prior agreements between you and Company Group, including the At-Will Agreement, the FCF Plan, the DEU Agreements and the LLC Agreement; provided, that pursuant to Paragraph 15, the restrictive covenants of Section 3.6 of the LLC Agreement are hereby incorporated by reference. No modification or waiver of the terms of this Agreement will be valid unless made in writing and signed by an officer of Company and you.

19. Severability. If any provision of this Agreement is ruled invalid, that will not affect any other provisions of this Agreement that can be given effect without the invalid provision. The provisions of this Agreement are severable.

20. Choice of Law. This Agreement will be governed by and construed according to the laws of the State of New York without regard to any choice of law provisions. In the unlikely event that differences arise between the parties related to or arising from this Agreement that are not resolved by mutual agreement, to facilitate a judicial resolution and save time and expense of both parties, the Company and you agree not to demand a trial by jury in any action, proceeding or counterclaim.

21. Claims Not Released. You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under any tax-qualified or non-tax qualified health, welfare, retirement benefit plans or programs of Company as of your Separation Date (other than the FCF Plan); (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement or to receive the payment of any amount or the provision of any right hereunder; and/or (e) challenge the validity of this Agreement.

22. Governmental Agencies. Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying or assisting in any investigation, hearing or other proceeding before any federal, state or local government agency. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies from a proceeding under ADEA or other civil rights statute.

23. 409A Statement. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code (and any related regulations or other pronouncements). Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. For all purposes of the FCF Plan and Sections 2(a), 5 and 6 of this Agreement, references under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this paragraph.

[signature page follows]

Date: 6/16/15	/s/ Robert Wiesenthal
Robert Wiesenthal

WARNER MUSIC INC.

Date: 6/16/15	By:	/s/ Paul M. Robinson
	Name:	Paul M. Robinson